Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Max Maxfield, WY Secretary of State
FILED: 06/11/2014 04:49 PM
Original ID: 2013-000647322
Amendment ID: 2014-001627294

Profit Corporation
Articles of Amendment

1. Corporation name:

Clean Power Concepts Inc

2. Article(s) II is amended as follows:

The Total Number of shares this Corporation is authorized to issue is 20,000,000,000 allocated as follows among these classes and series of stock:

Common Stock Class, Par Value $0.00001 per share- 19,979,999,996 Shares

New Preferred Stock Class, Series A, Par Value $0.00001 per share- 4 shares Authorized
New Preferred Stock Class, Series B, Par Value $0.00001 per share- 10,000,000 shares Authorized
New Preferred Stock Class, Series C, Par Value $0.00001 per share- 10,000,000 shares Authorized

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 04/30/2014
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

OR

Received
JUN 10 2014
Secretary of State
Wyoming

Wyoming

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Consent of Action in LIEU of special meeting of the shareholder of Clean Power Concepts Inc.

Signature: [signature] **Date:** 06/10/2014 *(mm/dd/yyyy)*

Print Name: DeAnna Montemayor, on behalf of

Title: Clean Power Concepts Inc Authorized Agent

Contact Person:

Daytime Phone Number: Email:

Checklist

- [ ] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [ ] Please submit one **originally signed** document and one exact photocopy of the filing.

CONSENT OF ACTION IN LIEU OF A SPECIAL MEETING

OF THE SHAREHOLDERS OF CLEAN POWER CONCEPTS, INC.

The undersigned, being the shareholder of a majority of the shares of voting stock issued and outstanding of Clean Power Concepts, Inc., Wyoming Corporation (the "Corporation"), acting by written consent without a meeting pursuant to the Wyoming General Corporation Law, does hereby adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a special meeting of the shareholder(s) of the Corporation duly called and held on April 30th, 2014.

WHEREAS, the Corporation has made numerous changes to its original Bylaws and desires to add further clarifications and additions to its Certificate of Incorporation and increase the Authorized to 20 billion common shares,

WHEREAS, the Corporation has defined the terms of new class of Super Preferred Series A stock, please see attached EXHIBIT A and B; and

WHEREAS, the Corporation has defined the terms of a new class of Preferred Series B stock, please see attached EXHIBIT A and B; and

WHEREAS, the Corporation has defined the terms of a new class of Preferred Series C stock, please see attached EXHIBIT A and B; and

WHEREAS, the Corporation desires to have the new par value of 0.00001, for the new Preferred Series A, B, and C stocks.

NOW, THEREFORE, be it:

RESOLVED, the Bylaws of the Corporation be, and they hereby are, restated as presented in Exhibit B of this resolution, and,

FURTHER RESOLVED, that the Officers of said Corporation be and they hereby are, authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their discretion, deem necessary, desirable or appropriate for the filing of the Restated and Amended Certificate of Incorporation with the State of Wyoming.

EXECUTED as of the 30th day of April, 2014.

Michael Shenher, Director/ Shareholder

CLEAN POWER CONCEPTS, INC.
UNANIMOUS WRITTEN CONSENT OF THE
BOARD OF DIRECTORS IN LIEU OF MEETING

Pursuant to the Article of Corporation and the Laws, of the State of Wyoming, the following action is taken and approved by the Board of Directors of Clean Power Concepts, Inc. by unanimous written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action:

WHEREAS, the Board has also determined it is in the best interests of the Corporation to create new shares of Preferred classes of stock with differing rights and powers and to amend the Bylaws of the Corporation to reflect these changes and increase the Authorized to 20 billion common shares; and

RESOLVED, that the Corporation be, and it hereby is, authorized to amend the Articles of Incorporation in accordance with Exhibit A attached hereto; and be it further

RESOLVED, that the Corporation be, and it is hereby is, further authorized to amend the Bylaws of the Corporation in accordance with Exhibit B attached hereto; and be it further

RESOLVED, that the Officers of the Corporation be, and they hereby are, authorized and permitted to execute and file any and all necessary documents to fulfill the requirements of these duly adopted resolutions.

EXECUTED, as of the 30th day of April, 2014 by a unanimous consent of the Board of Directors of Clean Power Concepts, Inc.

Signed: ______________________________
Michael Shenher, Chief Executive Officer

Received
JUN 10
Secretary of State
Wyoming

EXHIBIT "A"

ARTICLE IV.

The liability of any director to this corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

(A) The amount of financial benefit received by a director to which he is not entitled;
(B) An intentional infliction of harm on the corporation or shareholders;
(C) A violation of the State Law of Wyoming; or
(D) An intentional violation of criminal law; and

ARTICLE V.

Indemnification of any director for liability (as defined in the State Law of Wyoming) to any person for any action taken, or failure to take any action, as a director, is obligatory, except liability for:

(A) Receipt of a financial benefit to which he is not entitled;
(B) An intentional infliction of harm on the corporation or its shareholders;
(C) A violation of the State Law of Wyoming; or
(D) An intentional violation of criminal law.

ARTICLE VI.

Pursuant to the State Law of Wyoming, the Board of Directors has the complete authority to make, amend, alter or repeal the Bylaws of the corporation.

Executed this 30th day of April, 2014, by the Chairman and the Chief Executive Officer of the Board of Directors of this corporation, Clean Power Concepts, Inc.

Michael Shenher, Chief Executive Officer

AM 1 2 3 4 Rece Secreta PM 9 10 11 12 5 6 7 8

PM 1 2 3 4 5 6 7 8 9 10 11 12 PM AM 1 2 3 4 5 6 7 8 9 10 11 12 Rece Secretary Wyoming

2.6 PRICE.

(a) The initial price of each share of Series B Preferred Stock shall be $2.50.

(b) The price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

2.7 LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

ARTICLE I-A., SECTION 3.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C PREFERRED STOCK

3.1. DESIGNATION AND NUMBER OF SHARES. 10,000,000 shares of Series C Preferred Stock, par value $0.00001 per share (the "Preferred Stock"), are authorized pursuant to Article II of the Corporation's Amended Certificate of Incorporation (the "Series C Preferred Stock" or "Series C Preferred Shares").

3.1.1 ISSUANCE. Shares of Series C Preferred Stock may be issued to holders of debt of the company, as determined by a majority vote of the Board of Directors, or others, as determined by a majority vote of the Board of Directors.

3.2. DIVIDENDS. The holders of Series C Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3.3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to be paid out of the assets of

Initial________

the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series C Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series C Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series C Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

3.4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series C Preferred Stock shall be convertible, at any time, and/or from time to time, into 500 shares of the Corporation's common stock, par value $0.00001 per share (the "Common Stock"). Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series C Preferred Stock of the holder's intention to convert the shares of Series C Stock, together with the holder's stock certificate or certificates evidencing the Series C Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series C Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series C Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series C Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series C Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series C Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase

Initial____

the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series C submitting such conversion notice.

(d) Shares of Series C Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 3.4(a) prior to the reverse split. The conversion rate for shares of Series C Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

3.5 VOTING RIGHTS. Each share of Series C Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company.

3.6 PRICE.

(a) The initial price of each share of Series C Preferred Stock shall be $2.00.

(b) The price of each share of Series C Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

3.7 LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series C Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

Adopted this 30th day of September, 2013
by all the Directors of the corporation.

____
Michael Shenher, Chief Executive Officer

Received Secretary of State
PM 1 2 3 4 5 6 7 8 9 10 11 12 AM 1 2 3 4 5 6 7 8 9 10 11 12

Initial____________

Wyoming

Corporate Services Inc.

Authorization has been given to prepare, sign, and file documents with the State of Wyoming for the attached Business Entity.

Dated: June 10, 2014

Wyoming Corporate Services, Inc.

WYOMING SECRETARY OF STATE

OFFICIAL RECEIPT

Thank you for your payment!

DO NOT PAY!
THIS IS NOT A BILL.

Amount Paid: **$50.00**
Receipt #: **796225**
Receipt Date: **June 12, 2014**
Processed By: **JENNIFER . TRABING**
Corp #: **2013-000647322**
Doc Id #: **2014-001627294**

Wyoming Corporate Services, Inc.
1712 Pioneer Avenue, Suite 101
Cheyenne, WY 82001

Payment	Reference	Amount
PAD		50.00
	TOTAL PAYMENT	**$50.00** ✓

Description of Charges	Invoice #	Sec. File #	Quantity	Unit Price	Total
CFD - Corporation Filing - Domestic			1	50.00	50.00
		TOTAL CHARGES PAID			**$50.00** ✓

PAD Account: **399 - Wyoming Corporate Services, Inc.**
PAD Begin Balance: **$13,628.92**
PAD End Balance: **$13,578.92**

In Reference To:

Clean Power Concepts Inc.

Comments: